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                                                                    EXHIBIT 99.1


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NEWS RELEASE                                     EASTERLY
                                                INVESTOR RELATIONS

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FOR IMMEDIATE RELEASE

                  Contacts for Crown Castle: Charles C. Green, III, CFO
                                             Crown Castle International
                                             713-570-3000
                                             Ken Dennard /kdennard@easterly.com
                                             Easterly Investor Relations
                                             713-529-6600

                           Contacts for GE:  Marcy Brucellaria
                                             GE Capital
                                             203-961-2281
                                             Ken Koprowski
                                             GE Capital Structured Finance
                                             203-961-5743

             GE CAPITAL MAKES STRATEGIC INVESTMENT IN CROWN CASTLE

          Companies To Pursue Strategic Alliances within the GE Family

HOUSTON and STAMFORD, CT - SEPTEMBER 15, 1999 - Crown Castle International Corp. (NASDAQ: TWRS) and GE Capital Structured Finance Group (SFG) announced today that SFG has agreed to make a $200 million strategic investment in Crown Castle. The strategic investment is anticipated to be the first step in the development of additional opportunities for Crown Castle and companies within the GE family of businesses such as NBC and satellite communications company, GE Americom.

     "This substantial investment by GE Capital Structured Finance Group sets the stage for additional opportunities with other synergistic businesses in the GE family," said Ted B. Miller, Jr., Crown Castle Chairman and CEO. "Forming this partnership provides us with additional capital and alternative acquisition financing for future transactions on a global basis. Equally important, Crown Castle's status as a major communications infrastructure player has again been confirmed by a globally recognized strategic investor. GE Capital joins Bell Atlantic, BellSouth and France Telecom in wireless infrastructure and the BBC and OnDigital in broadcast infrastructure in supporting Crown Castle.

     "This investment and strategic relationship help us to continue the expansion of our domestic and international communications infrastructure platforms in a number of significant ways," continued Mr. Miller. "Contemplated expansion opportunities include acquisition financing, equipment financing and the ability to offer to the wireless community turnkey capacity in the form of fully equipped cell sites, expanding the model that has been successful for
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us in the broadcast arena. In addition, we look forward to immediately pursuing potential communication infrastructure opportunities between our two companies. We continue to differentiate Crown Castle by providing more value for wireless and broadcast service providers."

     "We are delighted to be making this strategic investment in Crown Castle as part of our increasing presence in the rapidly growing global tower and wireless communications industry," said Robert L. Lewis, President of GE Capital Structured Finance Group. "Crown Castle has a winning combination of attributes -- a strong management team, promising business strategy and excellent fundamentals. We look forward to working with Crown Castle to accomplish mutual near term and long term strategic goals as voice, video and data continue to converge in the new world of e-commerce."

     "Crown Castle has been experiencing strong growth," said Nicole Cawley, Managing Director for Global Communications Finance within SFG. "We anticipate its growth can be furthered by in a number of ways through this new partnership with SFG and by exploring additional strategic alliances with affiliated GE and GE Capital companies."

     John Eck, President of NBC's Broadcast and Network Operations, added: "We perceive Crown Castle to be a key player in the consolidation of telecommunications infrastructure that will ultimately integrate broadcast and e-business activities. Relationships with companies like Crown will contribute to NBC's future growth."

     At closing of the transaction which is expected by early October, Crown Castle will receive $200 million of proceeds in exchange for 8 1/4% Convertible Preferred Stock with a conversion price of $26.88 and warrants to purchase one million Crown Castle shares at $26.88 per share. The Convertible Preferred Stock will have a term of 12 1/2 years and the warrants will have a term of five years. Dividends on the Convertible Preferred Stock will be payable quarterly in cash and/or common stock. The Convertible Preferred Stock, the warrants and the shares of common stock issuable upon their conversion or exercise, respectively, are subject to a prohibition on resale for two years from the date of closing of the transaction. GE Capital will also have the right to nominate one Crown Castle director.

     The transaction was structured by SFG's Global Communications team in conjunction with SFG's affiliate, GE Capital Markets Services. Lehman Brothers advised Crown Castle in this transaction.
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[LOGO OF CROWN CASTLE INTERNATIONAL]

Crown Castle International Corp. is a leading provider of communication sites and wireless network services and provides an array of related infrastructure and network support services to the wireless communications and radio and television broadcasting industries in the United States and United Kingdom. Pro forma for all closed and previously announced transactions, Crown Castle International owns, operates and manages over 7,000 wireless communication towers internationally. For more information on Crown Castle International, visit: www.crowncastle.com.
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     GE Capital Structured Finance Group provides financial solutions for clients in the global communications, energy, transportation, and commercial and industrial sectors. A rapidly growing financier in the communications sector, SFG meets the varied needs of its clients by combining industry and technical expertise with significant financial capabilities, delivering a full range of sophisticated financial services and products.

     NBC is a global media company with broadly diversified holdings, including NBC Television Network and thirteen television stations. The Company has historically been at the forefront of new communications technologies. With its growing presence in the broadband arena, NBC is committed to exploring alternative content distribution strategies.

     GE Capital, with assets of over US$300 billion, is a global, financial services company with 28 specialized businesses. It is a wholly owned subsidiary of General Electric Company, a diversified manufacturing, technology, and services company with operations worldwide. Its operations include the NBC television network. GE's website is located at http://www.ge.com.
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     This press release contains various forward-looking statements and information that are based on management's belief as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

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